Exhibit 10.1

AGROFRESH SOLUTIONS, INC.

COMPENSATION PLAN FOR INDEPENDENT DIRECTORS

For service on the Company’s Board of Directors for the period August 1 to December 31, 2015, the compensation payable to the independent members of the board of the directors of the Company (excluding Stephen Trevor, who has agreed to waive his director compensation) shall be as follows:

•                  An annual retainer of $60,000, pro-rated based on the number of days’ service on the board since August 1, 2015, divided by 360, and payable quarterly.

•                  The chairperson of the board shall receive an additional retainer of $40,000, pro-rated based on the number of days’ service on the board since August 1, 2015, divided by 360, and payable quarterly.

•                  Each director shall be reimbursed for customary expenses for attending all board of directors, committee and stockholder meetings.

•                  Each independent director (excluding Stephen Trevor) shall receive that number of AGFS shares that, when multiplied by the closing price per share on the trading date immediately preceding the grant date shall be equal to the product resulting from multiplying $75,000 by a fraction, the numerator of which is the number of days such director has served on the Company’s board since August 1, 2015 and the denominator of which is 360, except that the chairperson shall receive that number of AGFS shares that, when multiplied by the closing price per share on the trading date immediately preceding the grant date shall be equal to the product resulting from multiplying $100,000 by a fraction, the numerator of which is the number of days such chairperson has served on the Company’s board since August 1, 2015 and the denominator of which is 360.  For purposes of the preceding provisions, the “grant date” shall be December 31, 2015.  In succeeding calendar years, it is intended that the grant date shall coincide with the date of the annual meeting of stockholders.  The foregoing grants shall vest at a rate of 33-1/3% each year, with such vesting to occur on each anniversary of the grant date.